ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is entered into effective as April 27, 2017, by and between Flug 2012 GS Trust U/A/D 9/4/12 (“Assignor”) and Flug 2015 GS Trust U/A/D 12/29/15 (“Assignee”).
WHEREAS, Assignor is the owner of Class B Common Stock in Shake Shack Inc. (“PubCo”) and LLC Units in SSE Holdings, LLC (“HoldCo”) as set forth on Exhibit A hereto (the “Shake Shack Interest”); and
WHEREAS, Assignor desires to assign and transfer all of the Shake Shack Interest to Assignee, and Assignee accepts the assignment and transfer of the Shake Shack Interest effective as of the date hereof.
NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Assignor hereby assigns and transfers the Shake Shack Interest to Assignee, including all of Assignor’s rights, title and interest in and to the Shake Shack Interest.

2.Assignee hereby accepts the assignment and transfer of the Shake Shack Interest.

3.Assignor and Assignee acknowledge and agree that this Agreement shall be subject to and conditioned upon Assignor and Assignee entering into the requisite joinders and/or assignments that are required by HoldCo and PubCo.

ASSIGNOR
FLUG 2012 GS TRUST U/A/D 9/4/12
By:	GULF FIVE FIDUCIARY MANAGEMENT CORP., Trustee
	By:	/s/ Sheryl Flug
	Name:	Sheryl Flug
	Title:	President

ASSIGNEE
FLUG 2015 GS TRUST U/A/D 12/29/15
By:	GULF FIVE FIDUCIARY MANAGEMENT CORP., Trustee
	By:	/s/ Sheryl Flug
	Name:	Sheryl Flug
	Title:	President

EXHIBIT A
SHAKE SHACK INTEREST

722,574 shares of Class B Common Stock of Shake Shack Inc.
722,574 Units of SSE Holdings, LLC